Exhibit 16.1

August 20, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Telik, Inc. (copy attached), which we understand will be filled with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Telik, Inc. dated August 22, 2014. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ Burr Pilger Mayer, Inc.